UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported:  December 27, 2012

General Moly, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115
Lakewood, CO 80401

(Address of principal executive offices, including zip code)

(303) 928-8599

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2012, General Moly, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Robert I. Pennington, its Chief Operating Officer.  Pursuant to the Employment Agreement, Mr. Pennington will continue to serve as the Company’s Chief Operating Officer at a base salary determined by the Board of Directors (the “Board”), which as of the date of the Employment Agreement will be $297,000.  He is also entitled to receive cash or equity-based incentive awards as determined by the Board or the compensation committee of the Board, and other benefits consistent with those provided to employees of the Company generally.

The Employment Agreement will terminate on the earlier of (i) one year following the commencement of commercial production at the Mt. Hope project or (ii) December 31, 2016.  If employment is terminated earlier by the Company, without Cause (as defined in the Employment Agreement), Mr. Pennington will receive severance equal to two times base salary as then in effect.  If Mr. Pennington terminates earlier for Good Reason (as defined in the Employment Agreement), he will receive severance of one year’s base salary as then in effect.  In the event of a Change of Control (as defined in the Employment Agreement), if Mr. Pennington is terminated by the surviving company within one year of the Change of Control, without cause, or if Mr. Pennington terminates the employment relationship for Good Reason, he will receive severance of three times base salary as then in effect, an amount equal to 100% of his target annual incentive award for one year.  Any non-vested equity award, if not already accelerated with a Change of Control, will accelerate in full at Mr. Pennington’s termination date.  Payment of any applicable severance amount is conditioned upon execution of a general release, and compliance with confidentiality, non-competition, and non-solicitation covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated: December 31, 2012	By:	/s/ David A. Chaput
David A. Chaput
Chief Financial Officer